UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2026 (April 7, 2026)

Veea Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40218	98-1577353
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

164 E. 83rd Street

New York, NY 10028

(212) 535-6050

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	VEEA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	VEEAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2025 (the “October 2, 2025 Form 8-K”), on September 29, 2025, Veea Inc., a Delaware corporation (the “Company”), received a notice from the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff”), notifying the Company that, because the closing bid price for the common stock, par value $0.0001 per share, of the Company had fallen below $1.00 per share for 30 consecutive business days, the Company no longer in compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notice had no immediate effect on the listing of the common stock and public warrants of the Company (the “Listed Securities”) on the Nasdaq Global Market and the Listed Securities continued to trade on The Nasdaq Global Market under the symbols “VEEA” and “VEEAW,” respectively, until April 9, 2026, when trading was transferred to the Nasdaq Capital Market, as described below. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial compliance period of 180 calendar days, or until March 30, 2026, to regain compliance with the Minimum Bid Price Requirement. To have regained compliance by March 30, 2026, the closing bid price of the common stock must have met or exceeded $1.00 per share for a minimum of 10 consecutive business days prior to such date; provided, however, pursuant to Nasdaq Listing Rule 5810 (c)(3)(H), Nasdaq, in its discretion, could have required the Company to satisfy the Minimum Bid Price Requirement for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days, before determining that the Company had demonstrated an ability to maintain long-term compliance with the Minimum Bid Price Requirement.

As also previously reported in the October 2, 2025 Form 8-K, on September 29, 2025, the Company also received a notice from the Nasdaq Staff notifying it that, based on the market value of publicly held shares for the previous 30 consecutive business days, the listing of the Listed Securities was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) to maintain a minimum market value of publicly held shares of $15,000,000 (the “MVPHS Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(D), the Company was provided a period of 180 calendar days, or until March 30, 2026, to regain compliance with the MVPHS Requirement.

As also previously reported in the October 2, 2025 Form 8-K, on September 29, 2025, the Company also received a deficiency letter from the Nasdaq Staff notifying it that, for at least 30 consecutive business days, the Company’s market value of the Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided a period of 180 calendar days, or until March 30, 2026, to regain compliance with the MVLS Requirement.

As a result of the failure to satisfy any of the foregoing continued listing requirements, and as previously reported in a Current Report on Form 8-K filed with the Commission on April 2, 2026, on March 27, 2026, the Company submitted an application to transfer the listing of its Listed Securities from The Nasdaq Global Market to The Nasdaq Capital Market. In connection with the application to transfer its listing, the Company requested a second period of 180 calendar days, or until September 30, 2026, to regain compliance with the Minimum Bid Price Requirement for continued listing.

On April 7, 2026, the Nasdaq Staff approved the Company’s request to transfer the listing of its Listed Securities from The Nasdaq Global Market to The Nasdaq Capital Market. The transfer took effect at the opening of business on April 9, 2026 and did not have any immediate effect on trading in Listed Securities. The Listed Securities continue to trade uninterruptedly under the symbol “VEEA” and “VEEAW”, respectively. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market, and companies on The Nasdaq Capital Market must meet certain financial and corporate governance requirements to qualify for continued listing.

As a result of the transfer to The Nasdaq Capital Market, the Nasdaq Staff granted the Company a second period of 180 calendar days, or until September 28, 2026, to regain compliance with the Minimum Bid Price Requirement for continued listing. To regain compliance, the closing bid price of the common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days on or prior to September 28, 2026. The Nasdaq Staff’s determination to grant the additional 180-day compliance period was in part based on, among other things, the Company’s meeting the continued listing requirements of The Nasdaq Capital Market with the exception of the Minimum Bid Price Requirement, and the Company’s having provided written notice of its intention to cure the deficiency during the additional compliance period, including by effecting a reverse stock split if necessary. Following the Nasdaq Staff’s approval of the extended compliance period, the Company intends to continue to actively monitor the Minimum Bid Price Requirement and, as appropriate, will consider available options to resolve any deficiencies and regain compliance, including by effecting a reverse stock split if necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veea Inc.

Date: April 13, 2026	By:	/s/ Allen Salmasi
	Name:	Allen Salmasi
	Title:	Chief Executive Officer

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